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                                                                    EXHIBIT 99.1


                 OMTOOL STOCKHOLDERS APPROVE REVERSE STOCK SPLIT

SALEM, N.H. - JANUARY 14, 2003 - Omtool, Ltd. (NASDAQ: OMTL), a leading provider of enterprise document messaging applications today announced that at a special meeting of stockholders held this morning, an amendment to the Company's Amended and Restated Certificate of Incorporation to effect a reverse stock split of the Company's common stock was approved by the holders of a majority of the outstanding shares of the Company's common stock, and has been filed with the Secretary of State of Delaware. The Company's Board of Directors set the reverse split ratio at one-for-seven (1-for-7). As a result of the reverse stock split, every seven (7) shares of common stock will be combined into one (1) share of common stock, and the total number of issued and outstanding shares of common stock will be reduced to approximately 1,744,541 shares.

       The reverse stock split became effective as of the close of business today and the Company anticipates that its shares of common stock will begin trading on the Nasdaq SmallCap Market on January 15, 2003, under the symbol OMTLD. After twenty trading days, the "D" designation (signifying the reverse split) will be removed and the symbol will revert to OMTL.

ABOUT OMTOOL, LTD.

Omtool provides enterprise document messaging applications that streamline workflows, reduce costs and ensure secure, confidential e-document exchange. Omtool accomplishes this by integrating with industry-leading e-mail messaging, enterprise resource and document management systems to add secure delivery and high volume fax functionality to a company's existing communication infrastructure. Because paper remains an integral part of many business processes, Omtool also provides technology that incorporates electronic delivery, security and billing functionality into industry-leading multifunction and scanning devices. Based in Salem, N.H., and with an office in the United Kingdom, the company can be contacted at 800-886-7845 or www.omtool.com.


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       This release contains information about Omtool's future expectations, plans, and prospects that constitute forward-looking statements for purposes of the safe harbor provisions under the Private Securities Litigation Reform Act of 1995. Such forward-looking statements are subject to risks and uncertainties, which could cause actual results to differ materially from those anticipated. When used in this press release, the word "will," "expected" and other similar expressions are intended to identify such forward looking statements. Such risks and uncertainties, include, but are not limited to risk factors described in the Company's periodic reports and registration statements as filed with the Securities and Exchange Commission, including the Company's Annual Report on Form 10-K filed with the Securities and Exchange Commission on March 22, 2002 and the Company's Quarterly Reports on Form 10-Q filed with the Securities and Exchange Commission on May 13, 2002, August 14, 2002, and November 14, 2002. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. Omtool undertakes no responsibility to update any such forward-looking statements.